Exhibit 16.1

August 17, 2017

U.S. Securities and Exchange Commission Office of the Chief
Accountant
100 F Street NE Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated August 17, 2017 of Enertopia Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

MNP LLP